Filed Pursuant To Rule 433 Registration No. 333-209926 March 28, 2017

SPDR® ETF Trading Report

INVESTMENT PROFESSIONAL USE ONLY

February 2017

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 02/15/2017
US Core														
SPY	SPDR S&P 500® ETF	0.01	0.00	0.01	71,849,291	17,769,878,274	77,822,753	19,053	17,372	4,436,872	3,957,168	305	0.30	220,054,513
MDY	SPDR S&P MidCap 400® ETF	0.06	0.02	0.06	1,163,654	392,941,603	1,425,090	2,472	2,113	772,080	648,163	123	0.50	2,022,131
SLY	SPDR S&P 600 Small Cap ETF	0.40	0.33	0.40	93,717	11,847,037	57,942	2,059	2,213	253,401	270,805	130	0.70	25,230
DIA	SPDR Dow Jones Industrial Average ETF Trust	0.01	0.01	0.01	3,362,590	716,042,852	3,963,982	2,721	2,210	555,193	440,785	141	0.30	6,243,997
THRK	SPDR Russell 3000 ETF	0.65	0.37	0.64	4,977	1,016,989	5,645	3,016	2,788	525,628	475,744	73	0.40	3,353
TWOK	SPDR Russell 2000® ETF	0.26	0.31	0.26	23,837	2,080,795	30,889	5,451	5,239	442,676	421,687	287	0.60	15,546
ONEK	SPDR Russell 1000 ETF	0.50	0.46	0.47	7,539	970,500	6,904	2,711	2,499	296,068	267,693	140	0.30	1,667
SMD	SPDR S&P 1000 ETF	0.69	0.75	0.68	13,301	1,329,799	14,372	1,550	1,204	141,841	108,589	219	0.50	24,459
SPYX	SPDR S&P 500 Fossil Fuel Reserves Free ETF	0.13	0.23	0.15	7,250	478,221	6,384	4,719	7,767	264,689	425,942	390	0.40	23,051
SHE	SPDR SSGA Gender Diversity Index ETF	0.07	0.11	0.08	2,079	191,007	1,949	7,628	7,332	492,311	470,421	120	0.40	2,749
US Style														
SPYG	SPDR S&P 500 Growth ETF	0.24	0.21	0.24	29,809	3,645,017	55,592	2,140	2,554	238,139	273,865	157	0.30	43,178
SPYV	SPDR S&P 500 Value ETF	0.30	0.27	0.27	18,779	2,272,181	29,124	2,665	3,331	298,613	368,309	154	0.30	13,896
MDYG	SPDR S&P 400 Mid Cap Growth ETF	0.39	0.28	0.39	23,727	3,479,124	25,801	2,319	2,582	321,019	349,809	94	0.40	24,530
MDYV	SPDR S&P 400 Mid Cap Value ETF	0.30	0.31	0.30	27,586	2,817,662	42,474	4,879	5,873	471,897	562,692	138	0.50	22,485
SLYG	SPDR S&P 600 Small Cap Growth ETF	0.61	0.29	0.59	30,010	6,807,375	45,218	2,511	2,364	532,257	491,901	83	0.60	12,324
SLYV	SPDR S&P 600 Small Cap Value ETF	0.29	0.25	0.30	49,122	6,171,592	80,558	1,750	1,820	208,915	217,090	90	0.70	91,175
US Sector														
XLY	Consumer Discretionary Select Sector SPDR Fund	0.01	0.01	0.01	3,951,405	394,825,767	4,980,413	11,377	9,998	975,009	836,633	183	0.40	11,113,028
XLP	Consumer Staples Select Sector SPDR Fund	0.01	0.02	0.01	12,954,789	1,026,050,968	13,114,202	78,753	62,946	4,232,186	3,295,853	497	0.40	56,096,922
XLE	Energy Select Sector SPDR Fund	0.01	0.01	0.01	12,987,688	1,063,005,963	12,748,085	13,199	9,672	953,364	720,661	188	0.70	37,348,211
XLF	Financial Select Sector SPDR Fund	0.01	0.04	0.01	59,317,580	1,488,800,392	65,432,815	892,661	795,692	21,468,497	18,746,504	1,273	0.60	99,306,176
XLV	Health Care Select Sector SPDR Fund	0.01	0.01	0.01	10,264,183	969,076,614	8,935,231	18,876	15,855	1,366,434	1,121,424	270	0.40	27,247,740
XLI	Industrial Select Sector SPDR Fund	0.01	0.02	0.01	10,405,615	858,540,350	10,316,594	30,706	25,709	1,991,284	1,637,406	359	0.40	40,854,528

Source: ArcaVision. Data is as of February 28,2017. **Past performance is not a guarantee of future results.**

STATE STREET GLOBAL ADVISORS.
SPDR®

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 02/15/2017
US Sector (cont'd)														
XLB	Materials Select Sector SPDR Fund	0.01	0.02	0.01	4,870,412	273,107,148	4,961,499	27,669	24,123	1,443,492	1,237,751	276	0.30	15,476,240
XLK	Technology Select Sector SPDR Fund	0.01	0.02	0.01	7,198,963	437,647,206	8,357,232	94,816	68,952	4,884,920	3,420,019	441	0.30	27,682,860
XLU	Utilities Select Sector SPDR Fund	0.01	0.02	0.01	14,132,456	772,304,874	13,881,981	29,566	23,083	1,467,952	1,124,142	357	0.70	51,800,470
XLRE	Real Estate Select Sector SPDR Fund	0.01	0.03	0.01	2,240,154	71,493,969	2,070,309	62,474	44,569	1,959,185	1,378,519	435	0.60	5,772,601
US Industry														
KBE	SPDR S&P Bank ETF	0.01	0.03	0.01	2,326,038	114,367,148	2,970,211	6,850	7,214	305,442	314,603	169	0.80	5,641,303
KCE	SPDR S&P Capital Markets ETF	0.10	0.20	0.11	8,298	433,688	10,046	10,012	12,305	474,369	568,737	136	0.60	16,567
KIE	SPDR S&P Insurance ETF	0.04	0.04	0.04	109,460	9,803,605	196,180	2,141	2,806	183,441	233,992	131	0.40	319,413
KRE	SPDR S&P Regional Banking ETF	0.01	0.00	0.01	6,090,242	368,472,021	6,950,128	4,781	4,984	270,557	276,861	153	0.80	20,267,245
XBI	SPDR S&P Biotech ETF	0.03	0.05	0.03	4,700,434	346,278,461	5,534,082	1,390	1,382	93,756	88,172	152	1.00	23,716,789
MTK	SPDR Morgan Stanley Technology ETF	0.32	0.48	0.29	21,591	1,520,930	28,694	4,184	4,169	277,232	263,564	95	0.40	19,982
XHB	SPDR S&P Homebuilders ETF	0.01	0.03	0.01	1,380,453	52,234,409	1,755,555	14,275	13,131	502,623	456,302	189	0.50	10,272,221
XME	SPDR S&P Metals & Mining ETF	0.01	0.03	0.01	3,825,397	143,408,453	4,128,196	5,030	4,692	169,763	153,945	158	0.90	9,407,105
XES	SPDR S&P Oil & Gas Equipment & Services ETF	0.02	0.07	0.02	537,583	12,230,551	611,149	5,883	5,575	130,544	126,385	208	1.50	440,120
XITK	SPDR FactSet Innovative Technology ETF	0.41	0.63	0.24	4,309	324,714	3,015	817	672	51,030	40,891	256	0.50	3,209
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	0.01	0.03	0.01	12,457,073	534,433,880	12,939,069	11,778	9,176	463,347	377,409	210	1.20	58,478,829
XPH	SPDR S&P Pharmaceuticals ETF	0.03	0.07	0.03	227,897	9,922,970	288,232	1,829	2,261	75,410	89,536	174	0.90	702,010
XRT	SPDR S&P Retail ETF	0.01	0.03	0.01	7,898,045	385,705,827	6,620,715	7,362	7,350	320,321	325,532	226	1.10	25,296,831
XSD	SPDR S&P Semiconductor ETF	0.05	0.08	0.05	146,705	9,031,434	121,996	2,723	2,986	163,489	172,919	194	0.70	1,254,646
XHE	SPDR S&P Health Care Equipment ETF	0.19	0.36	0.20	26,810	1,517,701	20,417	2,101	2,311	111,605	119,132	179	0.50	54,951
XTL	SPDR S&P Telecom ETF	0.20	0.27	0.18	34,838	2,530,263	27,720	4,252	3,873	301,637	272,892	145	0.70	34,509
XAR	SPDR S&P Aerospace & Defense ETF	0.07	0.10	0.07	152,183	12,422,381	171,418	6,617	5,903	446,648	386,410	140	0.50	2,334,353
XHS	SPDR S&P Health Care Services ETF	0.10	0.18	0.09	16,650	1,003,171	21,695	575	2,196	32,643	119,572	120	0.70	14,986
XSW	SPDR S&P Software & Services ETF	0.14	0.25	0.12	4,570	297,637	4,408	2,531	1,918	145,279	107,753	160	0.50	3,109
XTH	SPDR S&P Technology Hardware ETF	0.51	0.75	0.47	1,371	126,699	1,526	6,349	6,089	431,986	404,005	63	0.70	10,952
XTN	SPDR S&P Transportation ETF	0.07	0.12	0.07	39,338	2,327,361	72,689	2,823	2,628	155,745	144,645	118	0.80	41,992
XWEB	SPDR S&P Internet ETF	0.23	0.38	0.25	195	29,786	1,741	4,129	3,653	250,135	218,413	18	0.50	1,334

Source: ArcaVision. Data is as of February 28,2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

2

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 02/15/2017
Real Estate Equities														
RWR	SPDR Dow Jones REIT ETF	0.04	0.04	0.05	372,577	36,236,497	383,841	2,765	2,331	259,246	216,783	178	0.60	168,209
RWO	SPDR Dow Jones Global Real Estate ETF	0.03	0.05	0.04	279,955	14,144,066	515,398	2,076	1,792	98,776	84,672	146	0.40	574,951
RWX	SPDR Dow Jones International Real Estate ETF	0.01	0.03	0.01	959,956	41,465,213	1,287,734	11,041	10,679	411,829	392,667	392	0.20	1,407,313
Global Equities														
DGT	SPDR Global Dow ETF	0.34	0.47	0.34	4,885	458,825	4,233	446	449	32,299	32,126	94	0.40	1,223
GII	SPDR S&P Global Infrastructure ETF	0.23	0.49	0.23	15,976	823,750	17,826	856	715	39,607	32,618	159	0.40	34,227
GNR	SPDR S&P Global Natural Resources ETF	0.07	0.17	0.08	166,903	7,328,384	146,399	911	1,013	39,264	43,032	209	0.40	164,332
CWI	SPDR MSCI ACWI ex-US ETF	0.01	0.04	0.01	378,107	12,748,331	514,836	10,031	11,147	332,728	359,602	210	0.40	370,432
ACIM	SPDR MSCI ACWI IMI ETF	0.28	0.42	0.80	17,757	1,254,039	16,020	420	570	28,300	37,991	247	0.30	4,746
EFAX	SPDR MSCI EAFE Fossil Fuel Reserves Free ETF	0.58	0.92	0.67	375	39,183	505	1,129	1,548	71,251	95,775	89	0.80	619
GWL	SPDR S&P World ex-US ETF	0.02	0.06	0.02	262,724	7,115,535	356,449	11,109	18,800	298,943	498,388	461	0.30	737,759
GWX	SPDR S&P International Small Cap ETF	0.04	0.13	0.04	168,978	5,306,267	165,042	1,024	1,151	31,642	34,645	140	0.30	18,592
LOWC	SPDR MSCI ACWI Low Carbon Target ETF	0.13	0.17	0.13	1,007	117,551	2,019	1,173	985	91,975	74,890	93	0.40	631
International Developed Equities — Region/Country														
FEZ	SPDR EURO STOXX 50 ETF	0.01	0.03	0.01	2,176,795	79,282,706	2,187,646	85,461	72,767	2,914,220	2,444,971	441	0.40	3,007,553
FEU	SPDR STOXX Europe 50 ETF	0.03	0.11	0.03	30,542	1,020,482	46,953	1,349	1,444	41,549	43,349	209	0.30	18,758
SMEZ	SPDR EURO STOXX Small Cap ETF	0.12	0.24	0.12	1,450	99,120	3,923	1,352	640	65,572	29,933	155	0.50	829
HFEZ	SPDR EURO STOXX 50 Currency Hedged ETF	0.18	0.51	0.16	4,240	207,841	5,250	2,000	2,089	72,560	75,392	697	0.50	8,227
HDWX	SPDR S&P International Dividend Currency Hedged ETF	0.23	0.54	0.25	2,076	132,219	1,358	355	353	15,137	15,024	177	0.50	2,058
Emerging Market Equities														
GMM	SPDR S&P Emerging Markets ETF	0.20	0.32	0.20	23,192	1,528,043	30,153	450	463	28,179	27,623	131	0.50	17,836
GML	SPDR S&P Emerging Latin America ETF	0.38	0.76	0.36	1,634	113,289	2,819	270	581	13,508	26,128	70	1.00	791
GAF	SPDR S&P Emerging Middle East & Africa ETF	1.36	2.30	1.47	1,114	88,069	3,341	321	291	18,939	16,444	153	1.10	2,414
GUR	SPDR S&P Emerging Europe ETF	0.26	0.89	0.24	15,160	471,532	14,018	1,105	864	32,001	24,417	144	0.70	25,014
GMF	SPDR S&P Emerging Asia Pacific ETF	0.15	0.18	0.16	19,612	1,701,674	22,567	513	587	42,199	46,091	135	0.40	7,450

Source: ArcaVision. Data is as of February 28,2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors 3

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 02/15/2017
Emerging Market Equities (cont'd)														
EEMX	SPDR MSCI Emerging Markets Fossil Fuel Reserves Free ETF	0.62	1.11	0.74	50	2,163	168	2,035	1,632	117,460	86,790	—	7.70	514
EWX	SPDR S&P Emerging Markets Small Cap ETF	0.07	0.15	0.08	86,815	4,070,446	103,839	891	886	38,946	36,760	151	0.40	73,529
GXC	SPDR S&P China ETF	0.10	0.12	0.11	41,237	3,515,762	63,463	686	767	54,660	58,154	101	0.50	17,572
RBL	SPDR S&P Russia ETF	0.10	0.46	0.10	21,853	490,334	19,713	1,966	1,301	40,028	26,475	434	0.80	8,284
XINA	SPDR MSCI China A Shares IMI ETF	0.24	1.11	0.25	85	3,494	99	195	217	4,237	4,635	1	3.20	16
International Sector Equities														
IPD	SPDR S&P International Consumer Discretionary Sector ETF	0.27	0.74	0.26	2,563	109,459	3,389	436	357	16,032	13,098	91	0.50	376
IPS	SPDR S&P International Consumer Staples Sector ETF	0.21	0.52	0.21	2,178	114,643	3,999	627	492	25,958	19,582	17	0.50	638
IPW	SPDR S&P International Energy Sector ETF	0.11	0.59	0.11	11,238	222,675	18,144	948	919	17,254	17,047	103	0.70	5,949
IPF	SPDR S&P International Financial Sector ETF	0.27	1.37	0.28	1,288	46,625	2,884	2,318	2,050	46,940	40,631	58	0.50	4,902
IRY	SPDR S&P International Health Care Sector ETF	0.15	0.32	0.13	6,829	355,870	16,878	826	759	37,575	33,191	117	0.40	3,719
IPN	SPDR S&P International Industrial Sector ETF	0.14	0.46	0.14	4,316	156,974	5,133	1,289	1,299	40,011	39,671	176	0.50	741
IRV	SPDR S&P International Materials Sector ETF	0.16	0.71	0.16	61,233	1,426,603	26,064	2,081	1,892	45,574	40,905	293	0.70	19,211
IPK	SPDR S&P International Technology Sector ETF	0.21	0.59	0.24	4,510	207,253	5,167	2,770	1,620	101,521	56,198	141	0.50	1,993
IST	SPDR S&P International Telecommunications Sector ETF	0.11	0.47	0.10	4,034	112,572	16,146	832	909	19,419	20,743	179	0.30	258
IPU	SPDR S&P International Utilities Sector ETF	0.07	0.44	0.07	2,546	51,439	5,758	1,023	998	15,529	14,920	132	0.30	5,520
Advanced Beta — Income														
EDIV	SPDR S&P Emerging Markets Dividend ETF	0.07	0.25	0.07	75,089	2,269,083	83,210	1,007	919	29,243	25,254	198	0.50	82,302
DWX	SPDR S&P International Dividend ETF	0.03	0.08	0.03	199,317	7,646,507	186,999	4,587	2,673	171,324	98,393	225	0.30	331,808
SDY	SPDR S&P Dividend ETF	0.02	0.02	0.02	800,032	76,398,678	914,763	4,159	3,507	362,665	303,391	206	0.30	688,821
WDIV	SPDR S&P Global Dividend ETF	0.08	0.13	0.09	10,979	776,362	14,793	445	506	28,289	31,655	126	0.30	9,632
SPYD	SPDR S&P 500 High Dividend ETF	0.07	0.20	0.06	54,790	2,203,819	61,939	6,719	12,711	238,457	449,715	182	0.40	10,372

Source: ArcaVision. Data is as of February 28,2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

4

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 02/15/2017
Advanced Beta — Multi Factor														
QAUS	SPDR MSCI Australia StrategicFactors ETF	0.04	0.08	0.04	4,352	254,475	3,552	965	967	48,761	47,654	126	0.70	6,578
QCAN	SPDR MSCI Canada StrategicFactors ETF	0.06	0.10	0.06	12,624	727,668	6,338	884	854	48,319	46,586	115	0.50	2,062
QDEU	SPDR MSCI Germany StrategicFactors ETF	0.06	0.11	0.06	497	48,393	605	916	933	49,088	48,376	74	0.70	383
QJPN	SPDR MSCI Japan StrategicFactors ETF	0.25	0.37	0.23	199	24,705	1,518	456	549	30,999	36,377	43	0.50	3,373
QESP	SPDR MSCI Spain StrategicFactors ETF	0.04	0.09	0.04	1,133	66,617	830	1,050	1,012	43,586	41,532	101	0.70	215
QGBR	SPDR MSCI United Kingdom StrategicFactors ETF	0.18	0.37	0.17	323	30,962	294	963	901	45,868	42,185	27	0.40	511
QEFA	SPDR MSCI EAFE StrategicFactors ETF	0.36	0.64	0.30	9,777	620,503	32,564	2,012	2,142	112,571	114,961	312	0.30	10,530
QWLD	SPDR MSCI World StrategicFactors ETF	0.62	0.94	0.55	124	22,269	398	669	432	43,485	27,782	—	0.50	374
QEMM	SPDR MSCI Emerging Markets StrategicFactors ETF	0.52	0.96	0.45	13,525	817,451	14,911	1,745	1,019	93,846	53,110	195	0.50	50,879
QUS	SPDR MSCI USA StrategicFactors ETF	0.05	0.08	0.11	8,148	592,421	4,747	350	443	23,898	29,632	80	0.30	3,634
Advanced Beta — Single Factor														
SPYB	SPDR S&P 500 Buyback ETF	0.17	0.29	0.13	1,132	91,890	1,767	8,566	8,564	464,449	456,632	115	0.40	13,342
VLU	SPDR S&P 1500 Value Tilt ETF	0.78	0.85	0.85	1,105	166,023	2,016	518	1,541	47,252	138,598	60	0.50	4,501
MMTM	SPDR S&P 1500 Momentum Tilt ETF	0.47	0.48	0.34	511	36,834	2,307	779	831	76,046	78,920	17	0.50	160
LGLV	SPDR SSGA US Large Cap Low Volatility Index ETF	0.52	0.63	0.55	4,211	431,134	4,557	612	587	51,194	48,005	104	0.30	10,053
SMLV	SPDR SSGA US Small Cap Low Volatility Index ETF	0.36	0.39	0.36	16,247	1,604,799	19,594	2,367	2,428	218,379	225,925	186	0.50	9,773
ONEY	SPDR Russell 1000 Yield Focus ETF	0.50	0.72	0.43	883	105,948	1,326	4,701	4,993	329,681	343,768	71	0.60	7,356
ONEO	SPDR Russell 1000 Momentum Focus ETF	0.23	0.35	0.34	5,209	426,697	17,480	5,373	11,696	363,483	771,819	105	0.40	20,898
ONEV	SPDR Russell 1000 Low Volatility Focus ETF	0.38	0.55	0.34	1,562	156,359	2,516	5,488	6,256	375,379	420,153	304	0.40	26,647
Advanced Beta — Fixed Income														
CBND	SPDR Bloomberg Barclays Issuer Scored Corporate Bond ETF	0.15	0.47	0.15	16,237	560,106	12,375	430	733	13,700	23,251	157	0.30	1,577
Fixed Income — US Government														
BIL	SPDR Bloomberg Barclays 1–3 Month T-Bill ETF	0.01	0.02	0.01	610,774	29,526,642	748,863	2,227,718	2,365,580	101,851,267	108,154,318	1,305	0.00	557,528
ITE	SPDR Bloomberg Barclays Intermediate Term Treasury ETF	0.07	0.12	0.06	44,894	2,857,613	68,228	3,099	3,073	185,382	183,304	356	0.10	12,845
TLO	SPDR Bloomberg Barclays Long Term Treasury ETF	0.09	0.12	0.10	57,132	4,745,692	107,577	2,194	1,620	152,461	111,974	185	0.50	2,785
IPE	SPDR Bloomberg Barclays TIPS ETF	0.06	0.11	0.06	45,856	2,767,420	84,283	3,971	3,085	225,473	174,179	142	0.20	27,451

Source: ArcaVision. Data is as of February 28,2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

5

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 02/15/2017
Fixed Income — US Government (cont'd)														
SST	SPDR Bloomberg Barclays Short Term Treasury ETF	0.06	0.20	0.05	53,541	1,689,379	48,729	5,682	7,212	171,085	216,865	524	0.10	47,155
SIPE	SPDR Bloomberg Barclays 0–5 Year TIPS ETF	0.23	1.16	0.21	2,813	89,528	7,790	1,057	2,250	21,013	44,505	373	0.50	5,774
TIPX	SPDR Bloomberg Barclays 1–10 Year TIPS ETF	0.08	0.42	0.08	10,729	242,033	41,505	723	949	14,192	18,534	506	0.20	56,841
Fixed Income — US Investment Grade Corporates														
SCPB	SPDR Bloomberg Barclays Short Term Corporate Bond ETF	0.01	0.03	0.01	787,622	24,407,455	1,015,022	45,079	33,021	1,378,065	1,008,461	487	0.00	46,788
ITR	SPDR Bloomberg Barclays Intermediate Term Corporate Bond ETF	0.02	0.07	0.02	473,256	16,456,363	446,788	6,375	5,907	217,133	200,661	390	0.10	121,685
LWC	SPDR Bloomberg Barclays Long Term Corporate Bond ET	0.10	0.24	0.15	75,111	3,089,330	58,480	668	998	26,767	39,750	185	0.30	23,184
FLRN	SPDR Bloomberg Barclays Investment Grade Floating Rate ETF	0.02	0.07	0.03	306,937	9,680,615	279,462	8,252	8,925	252,924	273,551	307	0.10	84,085
Fixed Income — High Yield														
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	0.01	0.03	0.01	7,655,595	327,754,377	9,309,118	93,632	75,009	3,459,702	2,749,830	504	0.10	32,655,558
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	0.01	0.04	0.01	1,517,786	43,919,435	1,415,540	30,638	23,918	856,945	664,920	358	0.10	1,796,532
CJNK	SPDR BofA Merrill Lynch Crossover Corporate Bond ETF	0.26	1.00	0.33	27,996	761,557	31,222	1,342	866	35,147	22,525	200	0.20	9,620
Fixed Income — US Mortgage														
MBG	SPDR Bloomberg Barclays Mortgage Backed Bond ETF	0.12	0.45	0.11	70,407	1,937,379	82,206	9,393	4,887	247,130	128,430	135	0.20	9,634
Fixed Income — US Aggregate														
BNDS	SPDR Bloomberg Barclays Aggregate Bond ETF	0.08	0.13	0.07	94,358	5,563,035	148,023	7,532	3,146	430,228	179,291	225	0.10	6,253
Fixed Income — Hybrids														
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	0.01	0.03	0.02	688,843	35,154,056	893,413	1,979	2,472	94,458	114,701	153	0.30	2,449,154
PSK	SPDR Wells Fargo Preferred Stock ETF	0.07	0.16	0.07	64,938	2,997,608	92,938	1,638	3,227	71,761	137,890	211	0.10	25,567
Fixed Income — Municipal														
SHM	SPDR Nuveen Barclays Short Term Municipal Bond ETF	0.01	0.03	0.02	469,665	23,191,441	901,303	9,034	12,094	436,433	580,996	366	0.10	113,237
TFI	SPDR Nuveen Barclays Municipal Bond ETF	0.03	0.07	0.04	414,907	20,009,571	637,469	4,686	3,668	223,475	174,230	222	0.10	111,702
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	0.08	0.14	0.09	106,327	6,252,169	198,726	825	693	46,423	38,766	157	0.20	58,067

Source: ArcaVision. Data is as of February 28,2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

6

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 02/15/2017
Fixed Income — International														
WIP	SPDR Citi International Government Inflation-Protected Bond ETF	0.26	0.47	0.28	53,050	2,951,037	82,698	450	841	24,282	44,338	122	0.30	2,547
BWZ	SPDR Bloomberg Barclays Short Term International Treasury Bond ETF	0.10	0.34	0.12	26,212	825,494	44,774	980	986	29,478	29,087	193	0.20	115,423
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	0.04	0.13	0.04	631,159	16,970,581	821,495	764	991	20,108	25,855	178	0.20	458,509
IBND	SPDR Bloomberg Barclays International Corporate Bond ETF	0.10	0.33	0.11	66,792	2,778,675	81,229	598	628	18,604	19,374	138	0.30	54,627
EBND	SPDR Bloomberg Barclays Emerging Markets Local Bond ETF	0.11	0.41	0.12	21,766	627,024	64,925	850	914	23,469	24,358	136	0.30	2,134
Commodity														
GLD®	SPDR Gold Trust	0.01	0.01	0.01	7,908,686	1,053,360,600	7,677,871	12,176	10,860	1,432,993	1,234,022	179	0.50	6,425,028
NANR	SPDR S&P North American Natural Resources ETF	0.06	0.16	0.07	33,893	1,218,982	52,389	3,316	2,235	114,402	76,862	135	0.50	61,152
Active — Asset Allocation														
RLY	SPDR SSgA Multi-Asset Real Return ETF	0.13	0.54	0.11	36,861	957,085	38,020	7,698	8,280	191,141	204,682	307	0.20	65,217
INKM	SPDR SSgA Income Allocation ETF	0.12	0.37	0.11	4,879	183,627	6,887	10,441	9,277	326,281	286,381	242	0.20	272
GAL	SPDR SSgA Global Allocation ETF	0.09	0.26	0.10	21,719	811,456	27,216	12,687	12,323	432,246	413,560	141	0.20	1,389
DWFI	SPDR Dorsey Wright Fixed Income Allocation ETF	0.15	0.58	0.13	6,748	167,972	9,994	908	1,151	22,674	28,198	497	0.09	3,364
Active — Equity														
SYE	SPDR MFS Systematic Core Equity ETF	0.19	0.28	0.18	386	43,593	856	1,413	1,261	92,622	80,792	66	0.40	736
SYG	SPDR MFS Systematic Growth Equity ETF	0.23	0.34	0.21	2,357	188,153	1,243	1,023	1,065	68,756	69,821	51	0.40	2,888
SYV	SPDR MFS Systematic Value Equity ETF	0.24	0.41	0.30	997	81,241	679	1,157	1,175	67,256	68,127	53	0.60	2,745
Active — Fixed Income														
TOTL	SPDR DoubleLine Total Return Tactical ETF	0.03	0.06	0.03	489,167	24,268,205	565,397	5,395	3,929	263,438	191,028	253	0.20	94,377
EMTL	SPDR DoubleLine Emerging Markets Fixed Income ETF	0.17	0.35	0.25	1,991	98,472	6,972	17,464	10,281	862,523	509,152	165	45.82	2,054
STOT	SPDR DoubleLine Short Duration Total Return Tactical ETF	0.13	0.26	0.14	8,970	444,711	14,507	9,363	9,130	464,502	453,076	333	0.11	13,554
SRLN	SPDR Blackstone / GSO Senior Loan ETF	0.02	0.04	0.03	269,540	13,618,030	267,335	15,801	11,470	748,967	544,481	342	0.10	179,246

Source: ArcaVision. Data is as of February 28,2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

7

SPDR® ETF Trading Report

Consolidated Consolidated Avg. Avg. Avg. Quote Short

Spread ($) Avg. Daily Consolidated Daily Volume Avg. Quote Size Avg. Size ($) Avg. Daily Interest

Spread Spread vs. 3 mo. Volume Avg. Daily (shares) vs. Quote Size (Shares) vs. Quote vs. 3 mo. Trade Volatility as of

Ticker ETF Name ($) (%) trailing (shares) Volume ($) 3 mo. trailing (shares) 3 mo. trailing Size ($) trailing Size (%) 02/15/2017

Active — Fixed Income (cont’d)

ULST SPDR SSgA Ultra Short Term Bond ETF 0.05 0.12 0.05 2,583 135,592 5,376 3,639 3,377 146,506 135,823 256 0.10 7,700

Source: ArcaVision. Data is as of February 28,2017. Past performance is not a guarantee of future results.

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State Street Global Advisors One Lincoln Street, Boston, MA 02111-2900. T: +1 617 786 3000. The trademarks and service marks referenced herein are the property of their respective owners. Third party data Important Risk Information providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data.

ETFs trade like stocks, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value.

Brokerage commissions and ETF expenses will reduce returns. State Street Global Advisors and SSGA are registered trademarks of State Street Corporation.

While the shares of ETFs are tradable on secondary markets, they may not readily trade in all market conditions and There is no relationship between Dorsey Wright & Associates, LLC (collectively with its parent companies and may trade at significant discounts in periods of market stress. affiliates, “Dorsey Wright”) and State Street Global Advisors (“SSGA”) other than a license by Dorsey Wright to

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Investing in commodities entails significant risk and is not appropriate for all investors. (“Index”), for use by SSGA.

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The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with trademark and service mark of Barclays Bank Plc, have each been licensed for use in connection with the listing and the Securities and Exchange Commission (“SEC”) for the offering to which this communication trading of the SPDR Bloomberg Barclays ETFs. relates. Before you invest, you should read the prospectus in that registration statement and other Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC (S&P); documents GLD has filed with the SEC for more complete information about GLD and this offering. Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State spdrgoldshares.com. Alternatively, the SPDR Gold Trust will arrange to send you the prospectus if you Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted request it by calling 866.320.4053. by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any

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1940 Act or the protections afforded by the CEA. Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., a registered broker-dealer, shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, and all unit gold could materially and adversely affect an investment in the shares. The price received upon the sale of the investment trusts. ALPS Portfolio Solutions Distributor, Inc. is distributor for Select Sector SPDRs. ALPS Distributors, shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State Street Global Markets, LLC. does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold State Street Global Markets, LLC is the distributor for certain registered products on behalf of the advisor. SSGA represented by each Share will decline over time to that extent. Investing involves risk, and you could lose money on Funds Management has retained GSO Capital Partners, Nuveen Asset Management & Massachusetts Financial an investment in GLD. Please see the GLD prospectus for a detailed discussion of the risks of investing Services Company & DoubleLine Capital LP as the sub-advisor. GSO Capital Partners, Nuveen Asset Management, in GLD shares. When this document is distributed electronically, the GLD prospectus is available by MFS, and DoubleLine Capital LP are not affiliated with State Street Global Markets, LLC. clicking here.

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For more information: State Street Global Markets, LLC (Marketing Agent for GLD), One Lincoln Street, To obtain a prospectus or summary prospectus which contains this and other information,

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SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.